Exhibit 99.1

VERMILLION APPOINTS DISTRIBUTION PARTNER FOR OVA1®

IN ISRAEL AND THE PALESTINE TERRITORIES

Austin, TX – August 3, 2011 - Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company, today announced entry into a definitive agreement with Pronto Diagnostics Ltd. as its exclusive distributor of OVA1 in Israel and the Palestinian territories. Pronto Diagnostics offers a clinical lab, regulatory expertise, a broad distribution network, and years of experience distributing oncology products into the Israeli market. They will begin offering the test into the private pay market while simultaneously starting the regulatory process to make the test available to the publicly-funded Israeli HMO market.

“This distribution agreement is a significant milestone in making this important new test available to women outside the United States. Israel and the Palestinian territories represent a new market opportunity of approximately 6 million women. With the availability of OVA1, physicians in Israel and the Palestinian territories can direct patients to the most appropriate surgeon, promoting more favorable treatment outcomes,” said Gail S. Page, President and CEO of Vermillion, Inc. “This further supports our expansion efforts as we continue to develop our international strategy in concert with the efforts already underway in the US.”

“We are pleased by the confidence granted to us by Vermillion for the exclusive distribution of OVA1 in Israel and the Palestinian territories. This relationship will enable Pronto Diagnostics to enlarge its offering of very innovative products in the field of oncology diagnostics,” said Nir Navot, PhD, CEO of Pronto Diagnostics.

About OVA1:

OVA1 is the first protein-based in vitro diagnostic multi-variate index assay (IVDMIA), a new class of state of the art software-based diagnostics, cleared by the FDA. The test utilizes five well-established biomarkers — Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), Beta2-Microglobulin (Beta2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) — and proprietary software to determine the likelihood of malignancy in women with an ovarian mass for whom surgery is planned.

About Vermillion:

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About Pronto Diagnostics:

Pronto Diagnostics Ltd. is a leading private molecular diagnostics company in Israel with 17 years of experience in clinical genetics and a more recent focus on cancer and pharmacogenetics. Additional information about Pronto Diagnostics can be found on the Web at www.prontodiagnostics.com.

Forward-Looking Statement:

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE Vermillion, Inc.

Ashish Kohli

akohli@vermillion.com

Tel: (512) 519-0430